Exhibit 4.1
AMENDMENT
          This Amendment (this “Amendment”), dated and effective as of December 10, 2009 (the “Effective Time”), is made and entered into by and between MGIC Investment Corporation, a Wisconsin corporation (the “Company”), and Wells Fargo Bank, N.A., a national banking association, as rights agent (the “Rights Agent”), under that certain Amended and Restated Rights Agreement, dated as of July 7, 2009 as amended through and including November 30, 2009 (the “Rights Agreement”).
RECITALS:
          WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, the Company may supplement or amend any provision of the Rights Agreement; and
          WHEREAS, the Company desires to amend the Rights Agreement as set forth herein and directs the Rights Agent to execute this Amendment.
AGREEMENT:
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
     1. Amendment of the Rights Agreement. Section 1 of the Rights Agreement is amended to read in its entirety as follows as of the Effective Time:
     Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:
     (a) “Acquiring Person” means any Person that is or has become, by itself or together with its Affiliates and Associates, a Beneficial Owner of 5.0% or more of the Common Shares then outstanding, but shall not include:
     (i) any Related Person;
     (ii) any Grandfathered Person, provided that if the Percentage Stock Ownership of any Person that had qualified as a Grandfathered Person ceases to be at least 5.0%, then such Person shall not be deemed to be an Acquiring Person until such later time (if any) as the Percentage Stock Ownership of such Person is 5.0% or more, and then only if such Person does not qualify (A) for the exception in subsection (iii) of this Section 1(a), (B) as a Grandfathered Person pursuant to subsection (m)(ii) of this Section 1, or (C) in the case of any Person who was a Grandfathered Person pursuant to subsection (m)(i) of this Section 1, as a Grandfathered Person pursuant to subsection (m)(ii) of this Section 1, which shall be applied to such Person as if the Percentage Stock Ownership of such Person at the Amendment Effective Time had been less than 5.0%; and

     (iii) any Person that the Board determines, in its sole discretion, has, at or after the Amendment Effective Time, by itself or together with its Affiliates and Associates, inadvertently become a Beneficial Owner of 5.0% or more of the Common Shares then outstanding (or has inadvertently failed to continue to qualify as a Grandfathered Person); provided that such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest or cause its Affiliates and Associates to divest, and thereafter such Person or its Affiliates and Associates promptly divest (without exercising or retaining any power, including voting power, with respect to such Common Shares (or other securities the beneficial ownership of which by a Person also results in such Person beneficially owning Common Shares)), sufficient Common Shares (or other securities the beneficial ownership of which by a Person also results in such Person beneficially owning Common Shares) so that such Person’s Percentage Stock Ownership is less than 5.0% (or, in the case of any Person who or which has inadvertently failed to continue to qualify as a Grandfathered Person, Common Shares (or other securities the beneficial ownership of which by a Person also results in such Person beneficially owning Common Shares) in an amount sufficient to reduce such Person’s beneficial ownership of Common Shares by the number of Common Shares that caused such Person to so fail to qualify as a Grandfathered Person); provided further that any such Person shall cease to qualify for the exclusion from the definition of “Acquiring Person” contained in this subsection (iii) from and after such time (if any) as the Person, together with its Affiliates and Associates, subsequently becomes a Beneficial Owner of 5.0% or more of the Common Shares then outstanding (or fails to continue to qualify as a Grandfathered Person), unless the Person independently meets the conditions set forth in this subsection (iii) with respect to the circumstances relating to the Person, together with its Affiliates and Associates, subsequently becoming a Beneficial Owner of 5.0% or more of the Common Shares then outstanding (or failing to continue to qualify as a Grandfathered Person).
     (b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement and, to the extent not included within the foregoing provisions of this Section 1(b), shall also include, with respect to any Person, any other Person whose Common Shares are treated, for purposes of Section 382 of the Code and the Treasury Regulations thereunder, as being (i) owned by such first Person (or by a Person or group of Persons to which the Common Shares owned by such first Person are attributed pursuant to Treasury Regulation Section 1.382-2T(h)), or (ii) owned by the same “entity” (as defined in the second sentence of Treasury Regulation Section 1.382-3(a)(1)(i)) as is deemed to own the Common Shares owned by such first Person; provided, however, that a Person shall not be deemed to be an Affiliate or Associate of another Person solely because either or both Persons are or were directors or officers of the Company.
     (c) “Amendment Effective Time” means the close of business on July 7, 2009.

     (d) A Person shall be deemed a “Beneficial Owner” of, and shall be deemed to “beneficially own,” any securities:
     (i) which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly;
     (ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options, or other rights (in each case, other than upon exercise or exchange of the Rights); provided, however, that a Person shall not be deemed a Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;
     (iii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has or shares the right to vote or dispose of, or has “beneficial ownership” (as defined under Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or
     (iv) with respect to which any other Person is a Beneficial Owner, if the Person referred to in the introductory clause of this Section 1(d) or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with such other Person (or any of such other Person’s Affiliates or Associates) with respect to acquiring, holding, voting or disposing of any securities of the Company;
provided, however, that the preceding provisions of this Section 1(d) shall not be applied to cause a Person to be deemed a “Beneficial Owner” of, or to “beneficially own,” any security (A) solely because such Person has the right to vote such security pursuant to an agreement, arrangement or understanding (whether or not in writing) which (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act, and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act; provided further, however, that nothing in this Section 1(d) shall cause a Person engaged in business as an underwriter of securities or member of a selling to group to be a Beneficial Owner of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, or such later date as the directors of the Company may determine in any specific case. Notwithstanding anything herein to the contrary, to the extent not within the foregoing provisions of this Section 1(d), a Person shall be deemed a “Beneficial

Owner” of, and shall be deemed to “beneficially own” or have “beneficial ownership” of, any securities that are owned by another Person and that are treated, for purposes of Section 382 of the Code and the Treasury Regulations thereunder, as being (x) owned by such first Person (or by a Person or group of Persons to which the securities owned by such first Person are attributed pursuant to Treasury Regulation Section 1.382-2T(h)), or (y) owned by the same “entity” (as defined in the second sentence of Treasury Regulation Section 1.382-3(a)(1)(i)) as is deemed to own the securities owned by such first Person.
     (e) “Board” means the Board of Directors of the Company.
     (f) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.
     (g) “close of business” on any given date shall mean 5:00 P.M., Milwaukee, Wisconsin time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Milwaukee, Wisconsin time, on the next succeeding Business Day.
     (h) “Common Shares” means the shares of common stock, par value $1.00, of the Company.
     (i) “Distribution Date” has the meaning set forth in Section 3(a) hereof.
     (j) “Exchange Act” has the meaning set forth in subsection (b) of this Section 1.
     (k) “Expiration Date” means earliest of (i) Final Expiration Date; (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”); (iii) the time at which the Rights are exchanged as provided in Section 24 hereof; (iv) the repeal of Section 382 of the Code if the Board determines that this Agreement is no longer necessary for the preservation of the Tax Benefits; and (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward.
     (l) “Final Expiration Date” means the close of business on August 17, 2012, subject to extension.
     (m) “Grandfathered Person” means:
     (i) any Person who does not qualify as an “Acquiring Person” (as defined in the Original Rights Agreement) immediately prior to the Amendment Effective Time and who at the Amendment Effective Time is a Beneficial Owner of 5.0% or more of the Common Shares outstanding at the Amendment Effective Time; provided that any such Person shall cease to be a Grandfathered Person from and after such time (if any) as the Person’s Percentage Stock Ownership shall be increased from such Person’s lowest Percentage Stock Ownership at or after the Amendment Effective Time, other than any increase pursuant to or as a result of (A) an acquisition of Common Shares by the Company and/or (B) such Person becoming the Beneficial Owner of additional Common Shares due solely to (x) such Person beneficially owning the Company’s 9% Convertible Junior Subordinated Debentures due 2063 (the “2063 Debentures”) immediately prior to the Amendment Effective Time and (y) during the period thereafter in which the 2063 Debentures then beneficially owned continue to be beneficially owned by such Person, the occurrence of one or more 2063 Debenture Adjustment Events (as such term is defined at the end of this Section 1(m));
     (ii) any Person who (x) at the Amendment Effective Time is not a Beneficial Owner of 5.0% or more of the Common Shares outstanding at the Amendment Effective Time and (y) if the definition of Acquiring Person did not include an exclusion for any Grandfathered Person, would qualify as an Acquiring Person after the Amendment Effective Time as a result of (I) an acquisition of Common Shares by the Company and/or (II) such Person becoming the Beneficial Owner of additional Common Shares due solely to the occurrence of one or more 2063 Debenture Adjustment Events during the period in which 2063 Debentures are beneficially owned by such Person; provided that any such Person shall cease to be a Grandfathered Person from and after such time (if any) as the Person’s Percentage Stock Ownership shall be increased from such Person’s lowest Percentage Stock Ownership on or after the date of the first occurrence of any event described in clause (I) or (II), other than any increase pursuant to or as a result of (A) an acquisition of Common Shares by the Company and/or (B) such Person becoming the Beneficial Owner of additional Common Shares due solely to the occurrence of one or more 2063 Debenture Adjustment Events during the period in which 2063 Debentures are beneficially owned by such Person;
     (iii) any Person who (x) at all times on or prior to November 30, 2009 is not and was not a Beneficial Owner of 5.0% or more of the Common Shares then outstanding and (y) if the definition of Acquiring Person did not include an exclusion for any Grandfathered Person, would qualify as an Acquiring Person on or after December 1, 2009 as a direct result of an acquisition or merger involving all or part of the asset management business of a financial institution headquartered in the United Kingdom that closes or is effective on or after December 1, 2009 but no later than December 15, 2009 and has a transaction value in excess of $10 billion; provided that any such Person shall cease to be a Grandfathered Person from and after the earlier to occur of (x) such time (if any) as the Person’s Percentage Stock Ownership shall be increased above 10.0%, other than any increase pursuant to or as a result of (A) an acquisition of Common Shares by the Company and/or (B) such Person becoming the Beneficial Owner of additional Common Shares due solely to the occurrence of one or more 2063 Debenture Adjustment Events during the period in which 2063 Debentures are beneficially owned by such Person or (y) January 15, 2010; and
     (iv) Leon G. Cooperman and his Affiliates, including Omega Advisors, Inc. and Omega Associates, L.L.C. (each, an “Omega Person” and, collectively, the “Omega Persons”); provided that the Omega Persons shall cease to be a Grandfathered Person from and after the earlier to occur of (x) such time (if any) as the Omega Persons become the Beneficial Owner of a number of Common Shares that is more than the number of Common Shares that the Omega Persons beneficially owned at the close of business on December 3, 2009 (it is understood that the transfer of beneficial ownership of Common Shares to any Omega Person without any consideration for such transfer given by any Omega Person shall not result in an increase in beneficial ownership by the Omega Person until the Omega Person accepts such transfer) or (y) January 15, 2010.

If any Person that had qualified as a Grandfathered Person ceases to so qualify, then for purposes of Section 1(a) such Person and such Person’s Affiliates and Associates shall be deemed to have become, as of the time the Person ceased to qualify as a Grandfathered Person, a Beneficial Owner of the Common Shares that such Person and such Person’s Affiliates and Associates then beneficially own. For the avoidance of doubt, it is understood that the qualifications and exceptions in subsections (m) (i), (ii) and (iii) of this Section 1 with respect to 2063 Debenture Adjustment Events do not apply to Common Shares attributable to 2063 Debenture Adjustment Events that are delivered and beneficially owned on conversion of 2063 Debentures. “2063 Debenture Adjustment Events” means each of (x) effective as of each date on which the interest so deferred would have been due and payable in the absence of such deferral, the Company deferring the payment of interest on the 2063 Debentures, (y) effective as of each date on which such compounded interest accrues, compounded interest on account of such a deferral, and (z) an increase pursuant to the terms of the 2063 Debentures in the number of Common Shares that are deliverable on conversion of the 2063 Debentures. Changes in the average price per Common Share that affect the number of Common Shares deliverable on conversion of the 2063 Debentures shall be considered adjustments under the immediately preceding clause (z).
     (n) “Percentage Stock Ownership” of a Person means the percentage calculated by dividing (i) the number of Common Shares as to which the Person, together with its Affiliates and Associates, is a Beneficial Owner, divided by (ii) the number of Common Shares then outstanding.
     (o) “Person” means any individual, firm, corporation, partnership, trust, association, limited liability company, limited liability partnership, governmental entity, or other entity, or any group of any one or more of the foregoing making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.
     (p) “Redemption Date” has the meaning set forth in subsection (k) of this Section 1.
     (q) “Related Person” means the Company, any Subsidiary of the Company (in each case including, without limitation, in any fiduciary capacity), any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, or any entity or trustee holding Common Shares to the extent organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement.
     (r) “Securities Act” means the Securities Act of 1933, as amended.
     (s) “Shares Acquisition Date” means the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed or amended pursuant to Section 13(d) under the Exchange Act), by the Company or a Person or an Affiliate of the Person, (i) that the Person has become an Acquiring Person or (ii) of information that leads the Board to conclude that the Person has become an Acquiring Person.
     (t) “Subsidiary” of any Person means any other Person of which securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person.
     (u) “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Company or any of its Subsidiaries.
     (v) “Treasury Regulation” means a final, proposed or temporary regulation of the U.S. Department of Treasury promulgated under the Code.
     2. No Further Amendment. Except as specifically supplemented and amended, changed or modified in Section 1 above, the Rights Agreement shall be unaffected by this Amendment and shall remain in full force and effect.
     3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     5. Descriptive Headings. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered, all as of the day and year first above written.

MGIC INVESTMENT CORPORATION		WELLS FARGO BANK, N.A., as Rights Agent

By:	/s/ J. Michael Lauer	By:	/s/ Jennifer Leno
	Name: J. Michael Lauer		Name: Jennifer Leno
	Title: Executive Vice President and Chief Financial Officer		Title: Vice President

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